Exhibit 4.1



SECOND AMENDMENT
TO
THE MBNA MASTER CREDIT CARD TRUST II
POOLING AND SERVICING AGREEMENT
AND AMENDMENT TO THE SERIES SUPPLEMENTS


		THIS SECOND AMENDMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT AND AMENDMENT TO THE SERIES SUPPLEMENTS, dated as of June 2, 1998 (the "Second Amendment") is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (the "Initial Pooling and Servicing Agreement"), as amended by the First Amendment to the Pooling and Servicing Agreement, dated as of March 11, 1996 (the "First Amendment," and with the Initial Pooling and Servicing Agreement, collectively, the "Pooling and Servicing Agreement"), and have executed those certain Series Supplements to the Pooling and Servicing Agreement (including the Series 1994-A Supplement dated as of August 4, 1994, the Series 1994-B Supplement dated as of August 18, 1994, the Series 1994-C Supplement dated as of October 26, 1994, the Series 1995-A Supplement dated as of March 22, 1995, the Series 1995-B Supplement dated as of May 23, 1995, the Series 1995-C Supplement dated as of June 29, 1995, the Series 1995-D Supplement dated as of June 29, 1995, the Series 1995-E Supplement dated as of August 2, 1995, the Series 1995-F Supplement dated as of August 30, 1995, the Series 1995-G Supplement dated as of September 27, 1995, the Series 1995-H Supplement dated as of September 28, 1995, the Series 1995-I Supplement dated as of October 26, 1995, the Series 1995-J Supplement dated as of November 21, 1995, the Series 1996-A Supplement dated as of February 28, 1996, the Series 1996-B Supplement dated as of March 26, 1996, the Series 1996-C Supplement dated as of March 27, 1996, the Series 1996-D Supplement dated as of May 1, 1996, the Series 1996-E Supplement dated as of May 21, 1996, the Series 1996-G Supplement dated as of July 17, 1996, the Series 1996-H Supplement dated as of August 14, 1996, the Series 1996-I Supplement dated as of September 25, 1996, the Series 1996-J Supplement dated as of September 19, 1996, the Series 1996-K Supplement dated as of October 24, 1996, the Series 1996-L Supplement dated as of December 3, 1996, the Series 1996-M Supplement dated as of November 26, 1996, the Series 1997-A Supplement dated as of January 30, 1997, the Series 1997-B Supplement dated as of February 27, 1997, the Series 1997-C Supplement dated as of March 26, 1997, the Series 1997-D Supplement dated as of May 22, 1997, the Series 1997-E Supplement dated as of May 8, 1997, the Series 1997-F Supplement dated as of June 18, 1997, the Series 1997-G Supplement dated as of June 18, 1997, the Series 1997-H Supplement dated as of August 6, 1997, the Series 1997-I Supplement dated as of August 26, 1997, the Series 1997-J Supplement dated as of September 10, 1997, the Series 1997-K Supplement dated as of October 22, 1997, the Series 1997-L Supplement dated as of November 13, 1997, the Series 1997-M Supplement dated as of November 6, 1997, the Series 1997-N Supplement dated as of December 9, 1997, the Series 1997-O Supplement dated as of December 23, 1997, the Series 1998-A Supplement dated as of March 18, 1998, and the Series 1998-B Supplement dated as of April 14, 1998, each as amended from time to time, collectively referred to herein as the "Series Supplements");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:


		SECTION 1.	Amendment of Section 1.01.

(a) The definition of "Seller Certificate" in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

		"Seller Certificate" shall mean, if the Seller elects to evidence its interest in the Seller Interest in certificated form pursuant to Section 6.01, a certificate executed and delivered by the Seller and authenticated by the Trustee substantially in the form of Exhibit A; provided, that at any time there shall be only one Seller Certificate; provided further, that in any Supplement, "Seller Certificate" shall mean either a certificate executed and delivered by the Seller and authenticated by the Trustee substantially in the form of Exhibit A or the uncertificated interest in the Seller Interest.

(b) The definition of "Certificateholder" or "Holder" in
Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

		"Certificateholder" or "Holder" shall mean the Person in whose name a Certificate is registered in the Certificate Register; if applicable, the holder of any Bearer Certificate or Coupon, as the case may be or such other person deemed to be a "Certificateholder" or "Holder" in any Series Supplement; and, if used with respect to the Seller Interest, a Person in whose name the Seller Certificate is registered in the Certificate Register or a Person in whose name ownership of the uncertificated interest in the Seller Interest is recorded in the books and records of the Trustee.

(c) The definition of "Principal Terms" in Section 1.01 of the
Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

		"Principal Terms" shall have the meaning, with respect to any Series issued pursuant to a New Issuance, specified in subsection 6.09(c).

		(d)	The definition of "Permitted Investments" in Section 1.01
of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

		"Permitted Investments" shall mean, unless otherwise provided in the Supplement with respect to any Series (a) instruments, investment property or other property consisting of (i) obligations of or fully guaranteed by the United States of America; (ii) time deposits or certificates of deposit of any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof (or domestic branches of foreign depository institutions or trust companies) and subject to supervision and examination by federal or state banking or depositary institution authorities; provided, however, that at the time of the Trust's investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits of such depositary institution or trust company shall have a credit rating from Moody's and Standard & Poor's of P-1 and A-1+, respectively; (iii) commercial paper having, at the time of the Trust's investment or contractual commitment to invest therein, a rating from Moody's and Standard & Poor's of P-1 and A-1+, respectively; (iv) bankers' acceptances issued by any depository institution or trust company described in clause
(a)(ii) above; and (v) investments in money market funds rated AAA-m or AAA-mg by Standard & Poor's and Aaa by Moody's or otherwise approved in writing by each Rating Agency; (b) demand deposits in the name of the Trust or the Trustee in any depositary institution or trust company referred to in clause (a)(ii) above; (c) uncertificated securities that are registered in the name of the Trustee by the issuer thereof and identified by the Trustee as held for the benefit of the Certificateholders, and consisting of shares of an open end diversified investment company which is registered under the Investment Company Act and which (i) invests its assets exclusively in obligations of or guaranteed by the United States of America or any instrumentality or agency thereof having in each instance a final maturity date of less than one year from their date of purchase or other Permitted Invest-ments, (ii) seeks to maintain a constant net asset value per share,
(iii) has aggregate net assets of not less than $100,000,000 on the date of purchase of such shares and (iv) which each Rating Agency designates in writing will not result in a withdrawal or downgrading of its then current rating of any Series rated by it; and (d) any other investment if each Rating Agency confirms in writing that such investment will not adversely affect its then current rating of the Investor Certificates.

(e) Each of the definitions of "Holder of the Seller
Certificate," "New Issuance," "New Issuance Date" and "New Issuance Notice" shall be added to Section 1.01 of the Pooling and Servicing Agreement and they shall read as follows:

		"Holder of the Seller Certificate" or "holder of the Seller Certificate" shall mean the Holder of the Seller Certificate or the Holder of any uncertificated interest in the Seller Interest.

		"New Issuance" shall have the meaning specified in subsection 6.09(b).

		"New Issuance Date" shall have the meaning specified in subsection 6.09(b).

		"New Issuance Notice" shall have the meaning specified in subsection 6.09(b).

(f) Each of the definitions of "Exchange," "Exchange Date,"
"Exchange Notice," "Investor Exchange" and "Seller Exchange" is hereby deleted in its entirety from Section 1.01 of the Pooling and Servicing Agreement.


		SECTION 2.	Amendment of Section 2.01.  Section 2.01 of the
Pooling and Servicing Agreement is hereby amended by deleting the last paragraph thereof in its entirety and inserting in its place the following:

		Pursuant to the request of the Seller, the Trustee shall cause Certificates in authorized denominations evidencing interests in the Trust to be duly authenticated and delivered to or upon the order of the Seller pursuant to Section 6.02.


		SECTION 3.	Amendment of Section 2.06.  Subsection 2.06(c)(vii)
of the Pooling and Servicing Agreement is hereby amended by deleting such subsection in its entirety and inserting in its place the following:

	(vii) (A) with respect to accounts in excess of the Maximum Addition Amount and with respect to Participations, the Seller shall have received notice from Standard & Poor's and Moody's that the inclusion of such accounts as Additional Accounts pursuant to subsections 2.06(a) and 2.06(b) or the inclusion of such Participations to be included as property of the Trust pursuant to subsections 2.06(a) and 2.06(b), as the case may be, will not result in the reduction or withdrawal of its then existing rating of any Series of Investor Certificates then issued and outstanding; and (B) with respect to accounts not in excess of the Maximum Addition Amount added during the last quarterly period (such quarterly period beginning on and including the fifteenth day of January, April, July, and October and ending on and excluding the fifteenth day of April, July, October, and January, respectively), if applicable, the Seller shall have received, to the extent not previously received, not later than twenty days after the relevant quarterly period, notice from Standard & Poor's and Moody's that the inclusion of such accounts as Additional Accounts pursuant to subsections 2.06(a) and 2.06(b) will not result in the reduction or withdrawal of its then existing rating of any Series of Investor Certificates then issued and outstanding; and


		SECTION 4.	Amendment of Section 2.07.

(a) Subsection 2.07(b)(iv) of the Pooling and Servicing
Agreement is hereby amended by deleting such subsection in its entirety and inserting in its place the following:

		(iv)  [Reserved]

(b) Subsection 2.07(b)(vi) of the Pooling and Servicing
Agreement is hereby amended by deleting such subsection in its entirety and inserting in its place the following:

(vi) on any Removal Notice Date, the amount of the Principal Receivables of the Removed Accounts to be reassigned to the Seller on the related Removal Date shall not equal or exceed 5% of the aggregate amount of the Principal Receivables on such Removal Date; provided, that if any Series has been paid in full, the Principal Receivables in such Removed Accounts shall not equal or exceed the sum of (A) 5% of the aggregate amount of the Principal Receivables, after giving effect to the removal of accounts pursuant to clause (B) below, on such Removal Date plus (B) the Initial Investor Interest of such Series that has been paid in full; and


		SECTION 5.	Amendment of Section 3.06.

		(a)  	Section 3.06 of the Pooling and Servicing Agreement is
hereby amended by deleting such section in its entirety and inserting in its place the following:

	(a) On or before August 31 of each calendar year, beginning with August 31, 1998, the Servicer, on behalf of the Trust, shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer or the Seller) to furnish, as provided in Section 13.05, a report, based upon established criteria that meets the standards applicable to accountants' reports intended for general distribution, to the Trustee, any Credit Enhancement Provider and each Rating Agency, attesting to the fairness of the assertion of the Servicer's management that its internal controls over the functions performed as Servicer of the Trust are effective, in all material respects, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition, on the date of such report, and a report attesting to the fairness of the assertion of the Servicer's management that such servicing was conducted in conformity with the sections of this Agreement during the period covered by such report (which shall be the period from July 1 of the preceding calendar year to and including June 30 of such calendar year), except for such exceptions or errors as such firm shall believe to be immaterial and such other exceptions as shall be set forth in such report. Unless otherwise provided with respect to any Series in the related Supplement, a copy of such report may be obtained by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

	(b) On or before August 31 of each calendar year, beginning with August 31, 1998, the Servicer shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer or the Seller) to furnish as provided in Section 13.05 a report, prepared in accordance with the standards established by the American Institute of Certified Public Accountants, to the Trustee and each Rating Agency, to the effect that they have compared the mathematical calculations of certain amounts set forth in the monthly certificates forwarded by the Servicer pursuant to
Section 3.04(b) during the period covered by such report (which shall be the period from July 1 of the preceding calendar year to and including June 30 of such calendar year) with the Servicer's computer reports which were the source of such amounts and that, on the basis of such comparison, such firm is of the opinion that such amounts are in agreement, except for such exceptions as shall be set forth in such report. A copy of such report may be obtained from the Trustee by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.


		SECTION 6. Amendment of Section 3.07. Section 3.07 of the Pooling and Servicing Agreement is hereby amended by deleting the third sentence thereof in its entirety and inserting in its place the following:

Each Investor Certificateholder and the Holder of the Seller Certificate, by acquisition of its interest in the Seller Interest; each Certificate Owner, by acquisition of a beneficial interest in a Certificate; and any owner of any Collateral Interest or interest therein, by acquisition of such interest therein, agrees to be bound by the provisions of this Section 3.07.

	SECTION 7.	Amendment of Section 4.01.  Section 4.01 of the
Pooling and Servicing Agreement is hereby amended by deleting the second sentence thereof in its entirety and inserting in its place the following:

The Seller Certificate or, as the case may be, the uncertificated interest in the Seller Interest shall represent the remaining undivided interest in the Trust not allocated to the Investor Certificates and the other interests issued by the Trust, including the right to receive the Collections and other amounts at the times and in the amounts specified in this Article IV to be paid to the Holder of the Seller Certificate; provided, however, that if the Seller elects to have its interest in the Seller Interest be uncertificated as provided in
Section 6.01 hereof, then such uncertificated interest shall represent the Seller Interest; provided further, that the aggregate interest represented by such Seller Certificate in the Principal Receivables or, as the case may be, the aggregate uncertificated interest of the Seller in the Principal Receivables, shall not exceed the Seller Interest at any time and such Seller Certificate or, as the case may be, such uncertificated interest shall not represent any interest in the Investor Accounts, except as provided in this Agreement, or the benefits of any Credit Enhancement issued with respect to any Series.


	SECTION 8.	Amendment of Section 4.02 and Each of the Series
Supplements. (a) With respect to the Finance Charge and Principal Accounts, Subsection 4.02(e) of the Pooling and Servicing Agreement is hereby amended by deleting the third sentence thereof in its entirety, and (b) with respect to any Series Account, each of the Series Supplements is hereby amended by deleting, in each case where such sentences appear, the sentence "No Permitted Investment shall be disposed of prior to its maturity." and the sentence immediately preceding such sentence. In each such case, the sentence(s) deleted as described in the preceding sentence shall be replaced with the following:

The Trustee shall:

(i) hold each Permitted Investment (other than such as are described in clause (c) of the definition thereof) that constitutes investment property through a securities intermediary, which securities intermediary shall agree with the Trustee that (I) such investment property shall at all times be credited to a securities account of the Trustee, (II) such securities intermediary shall comply with entitlement orders originated by the Trustee without the further consent of any other person or entity, (III) all property credited to such securities account shall be treated as a financial asset, (IV) such securities intermediary shall waive any lien on, security interest in, or right of set-off with respect to any property credited to such securities account, and (V) such agreement shall be governed by the laws of the State of New York;

(ii) maintain possession of each other Permitted Investment not described in clause (i) above (other than such as are described in clause (c) of the definition thereof); and
(iii) cause each Permitted Investment described in clause (c) of the definition thereof to be registered in the name of the Trustee by the issuer thereof;

provided, that no Permitted Investment shall be disposed of prior to its maturity date. Terms used in clause (i) above that are defined in the New York UCC and not otherwise defined herein shall have the meaning set forth in the New York UCC.


	SECTION 9.	Amendment of Section 4.03.  Subsection 4.03(b) of the
Pooling and Servicing Agreement is hereby amended by deleting such subsection in its entirety and inserting in its place the following:

		(b)	Allocations for the Holder of the Seller Certificate.
Throughout the existence of the Trust, unless otherwise stated in any Supplement, the Servicer shall allocate to the Holder of the Seller Certificate an amount equal to the product of (A) the Seller Percentage and (B) the aggregate amount of such Collections allocated to Principal Receivables and Finance Charge Receivables, respectively, in respect of each Monthly Period. Notwithstanding anything in this Agreement to the contrary, unless otherwise stated in any Supplement, the Servicer need not deposit this amount or any other amounts so allocated to the Holder of the Seller Certificate pursuant to any Supplement into the Collection Account and shall pay, or be deemed to pay, such amounts as collected to the Holder of the Seller Certificate.


	SECTION 10.	Amendment of Section 6.01.  Section 6.01 of the
Pooling and Servicing Agreement is hereby amended by deleting the second and third sentences thereof in their entirety and inserting in their place the following:

The Seller may elect at any time, by written notice to the Trustee, to have its interest in the Seller Interest be (i) an uncertificated interest or (ii) evidenced by a Seller Certificate. If the Seller elects to have its interest in the Seller Interest be uncertificated, it shall deliver to the Trustee for cancellation any Seller Certificate previously issued. If the Seller elects to have its interest in the Seller Interest be evidenced by a Seller Certificate, the Seller Certificate shall be issued pursuant hereto or to Section 6.09 or
Section 6.10, substantially in the form of Exhibit A and shall upon issue be executed and delivered by the Seller to the Trustee for authentication and redelivery as provided in Sections 2.01 and 6.02. The Investor Certificates shall, upon issue pursuant hereto or to
Section 6.09 or Section 6.10, be executed and delivered by the Seller to the Trustee for authentication and redelivery as provided in Sections 2.01 and 6.02.


	SECTION 11.	Amendment of Section 6.02.  Section 6.02 of the
Pooling and Servicing Agreement is hereby amended by deleting the fourth sentence thereof in its entirety and inserting in its place the following:

Upon a New Issuance as provided in Section 6.09 and the satisfaction of certain other conditions specified therein, the Trustee shall authenticate and deliver the Investor Certificates of additional Series (with the designation provided in the related Supplement), upon the order of the Seller, to the Persons designated in such Supplement.


		SECTION 12.	Amendment of Section 6.03.  Subsection 6.03(b) of the
Pooling and Servicing Agreement is hereby amended by deleting such subsection in its entirety and inserting in its place the following:

		(b) Except as provided in Section 6.09 or 7.02 or in any Supplement, in no event shall the Seller Certificate or any interest therein, or, as the case may be, the uncertificated interest in the Seller Interest or any interest therein, be transferred hereunder, in whole or in part, unless the Seller shall have consented in writing to such transfer and unless the Trustee shall have received (1) confirmation in writing from each Rating Agency that such transfer will not result in a lowering or withdrawal of its then-existing rating of any Series of Investor Certificates, and (2) an Opinion of Counsel that such transfer does not adversely affect the conclusions reached in any of the federal income tax opinions dated the applicable Closing Date issued in connection with the original issuance of any Series of Investor Certificates; provided, however, that unless the consent of Holders of Investor Certificates evidencing more than 50% of the Aggregate Investor Interest is obtained for such transfer, the Holder of the Seller Certificate shall be permitted to transfer the Seller Certificate or the uncertificated interest in the Seller Interest, as the case may be, only if such Holder shall have provided the Trustee with an Opinion of Counsel to the effect that the contemplated transfer would be treated as a financing and not as a sale for federal income tax purposes; provided further, that no interest in the Seller Certificate or, as the case may be, the uncertificated interest in the Seller Interest may be transferred unless its initial offering price would be at least $20,000 and it cannot be subdivided for resale into units smaller than a unit the initial offering price of which would have been at least $20,000, absent an Opinion of Counsel to the effect that such transfer would not cause the Trust to be treated as a publicly traded partnership under the Code. In connection with any transfer of an interest in the Seller Certificate or, as the case may be, the uncertificated interest in the Seller Interest, the holder (including the Seller or any subsequent transferee) thereof shall not sell, trade or transfer any interest therein or cause any interest therein to be marketed on or through either (i) an "established securities market" within the meaning of Section 7704(b)(1) of the Internal Revenue Code of 1986 (the "Code"), including without limitation an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise or (ii) a "secondary market (or the substantial equivalent thereof)" within the meaning of Code section 7704(b)(2), including a market wherein interests in the Seller Certificate are regularly quoted by any person making a market in such interests and a market wherein any person regularly makes available bid or offer quotes with respect to interests in the Seller Certificate and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others.


	SECTION 13.	Amendment of Section 6.09.  Section 6.09 of the
Pooling and Servicing Agreement is hereby amended by deleting such section in its entirety and inserting in its place the following:

		Section 6.09  New Issuances.

		(a) Upon the issuance of Investor Certificates of a new Series, the Trustee shall issue to the Holder of the Seller Certificate under Section 6.01, for execution and redelivery to the Trustee for authentication under Section 6.02, Investor Certificates of such Series. Each Investor Certificate of any such Series shall be substantially in the form specified in the related Supplement and shall bear upon its face the designation for such Series to which it belongs, as selected by the Seller. Except as specified in any Supplement for a related Series, all Investor Certificates of any Series shall rank pari passu and be equally and ratably entitled as provided herein to the benefits hereof (except that the Credit Enhancement provided for any Series shall not be available for any other Series) without preference, priority or distinction on account of the actual time or times of authentication and delivery, all in accordance with the terms and provisions of this Agreement and the related Supplement.

		(b) The Holder of the Seller Certificate may permit Investor Certificates of one or more new Series to be issued (each, a "New Issuance") by notifying the Trustee in writing at least three days in advance (a "New Issuance Notice") of the date upon which the New Issuance is to occur (a "New Issuance Date"). Any New Issuance Notice shall state the designation of any Series (and Class thereof, if applicable) to be issued on the New Issuance Date and, with respect to each such Series: (a) its Initial Investor Interest (or the method for calculating such Initial Investor Interest), (b) its Certificate Rate (or the method for allocating interest payments or other cash flows to such Series), if any, and (c) the Credit Enhancement Provider, if any, with respect to such Series. On the New Issuance Date, the Trustee shall authenticate and deliver the Investor Certificates of any such Series only upon delivery to it of the following: (a) a Supplement satisfying the criteria set forth in subsection 6.09(c) executed by the Seller and specifying the Principal Terms of such Series, (b) the applicable Credit Enhancement, if any, (c) the agreement, if any, pursuant to which the Credit Enhancement Provider agrees to provide any Credit Enhancement, (d)(i) an Opinion of Counsel to the effect that, except to the extent otherwise stated in the related Supplement, the Investor Certificates of the newly issued Series will be treated as debt for federal income tax purposes and (ii) a Tax Opinion with respect to the issuance of such Series, (e) written confirmation from each Rating Agency that the New Issuance will not result in such Rating Agency's reducing or withdrawing its rating on any then outstanding Series as to which it is a Rating Agency, and (f) an Officer's Certificate signed by a Vice President (or any more senior officer) of the Seller, that on the New Issuance Date (i) the Seller, after giving effect to such New Issuance, would not be required to add Additional Accounts pursuant to subsection 2.06(a) and (ii) after giving effect to such New Issuance, the Seller Interest would be at least equal to the Minimum Seller Interest. Upon satisfaction of such conditions, the Trustee shall issue the Investor Certificates of such Series and a new Seller Certificate, if applicable, dated the New Issuance Date, as provided above. There is no limit to the number of New Issuances that may be performed under this Agreement.

		(c) In conjunction with a New Issuance, the parties hereto shall execute a Supplement, which shall specify the relevant terms with respect to the Investor Certificates of any newly issued Series, which may include without limitation: (i) its name or designation, (ii) the Initial Investor Interest or the method of calculating the Initial
Investor Interest, (iii) the method of determining any adjusted
Investor Interest, if applicable, (iv) the Certificate Rate (or formula for the determination thereof), (v) the Closing Date, (vi) each Rating Agency rating such Series, (vii) the name of the Clearing Agency, if any, (viii) the rights of the Holder of the Seller Certificate that have been transferred to the Holders of such Series pursuant to such New Issuance (including any rights to allocations of Collections of Finance Charge Receivables and Principal Receivables), (ix) the interest payment date or dates and the date or dates from which interest shall accrue, (x) the periods during which or dates on which principal will be paid or accrued, (xi) the method of allocating Collections with respect to Principal Receivables for such Series and, if applicable, with respect to other Series, the method by which the principal amount of Investor Certificates of such Series shall amortize or accrete and the method for allocating Collections with respect to Finance Charge Receivables and Receivables in Defaulted Accounts, (xii) any other Collections with respect to Receivables or other amounts available to be paid with respect to such Series, (xiii) the names of any accounts to be used by such Series and the terms governing the operation of any such account and use of moneys therein, (xiv) the Series Servicing Fee and the Series Servicing Fee Percentage, (xv) the Minimum Seller Interest and the Series Termination Date, (xvi) the terms of any Credit Enhancement with respect to such Series and the Credit Enhancement Provider, if applicable, (xvii) the base rate applicable to such Series, (xviii) the terms on which the Certificates of such Series may be repurchased or remarketed to other investors,
(xix) any deposit into any account provided for such Series, (xx) the number of Classes of such Series and, if more than one Class, the rights and priorities of each such Class, (xxi) whether Interchange or other fees will be included in the funds available to be paid for such Series, (xxii) the priority of any Series with respect to any other
Series, (xxiii) the Minimum Aggregate Principal Receivables, (xxiv) whether such Series will be part of a Group, (xxv) whether such Series will or may be a Companion Series and the Series with which it will be paired, if applicable, and (xxvi) any other relevant terms of such Series (including whether or not such Series will be pledged as collateral for an issuance of any other securities, including commercial paper) (all such terms, the "Principal Terms" of such Series). The terms of such Supplement may modify or amend the terms of this Agreement solely as applied to such new Series. If on the date of the issuance of such Series there is issued and outstanding one or more Series of Investor Certificates and no Series of Investor Certificates is currently rated by a Rating Agency, then as a condition to such New Issuance a nationally recognized investment banking firm or commercial bank shall also deliver to the Trustee an officer's certificate stating, in substance, that the New Issuance will not have an adverse effect on the timing or distribution of payments to the Investor Certificates of such other Series then issued and outstanding.


		SECTION 14.	Amendment of Section 12.03.  Subsection 12.03(a) of
the Pooling and Servicing Agreement is hereby amended by deleting the second sentence thereof in its entirety and inserting in its place the following:

The Servicer shall also deliver to the Trustee, as soon as is practicable but in no event not later than three Business Days after the Determination Date relating to the final payment described in the preceding sentence, an Officers' Certificate setting forth the information, to the extent available, specified in Article V of this Agreement covering the period during the then current calendar year through the date of such notice and setting forth the date of such final distribution.


		SECTION 15.	Amendment of Section 12.04.  Section 12.04 of the
Pooling and Servicing Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting in its place the following:

Upon the termination of the Trust pursuant to Section 12.01, and after payment of all amounts due hereunder on or prior to such termination and the surrender of the Seller Certificate, if applicable, the Trustee shall execute a written reconveyance substantially in the form of Exhibit H pursuant to which it shall reconvey to the Holder of the Seller Certificate (without recourse, representation or warranty) all right, title and interest of the Trust in the Receivables, whether then existing or thereafter created, all moneys due or to become due with respect to such Receivables (including all accrued interest theretofore posted as Finance Charge Receivables) and all proceeds of such Receivables and Insurance Proceeds relating to such Receivables and Interchange (if any) allocable to the Trust pursuant to any Supplement, except for amounts held by the Trustee pursuant to subsection 12.03(b).


		SECTION 16.	Amendment of Section 12.05.  Section 12.05 of the
Pooling and Servicing Agreement is hereby amended by deleting the phrase "Notwithstanding anything to the contrary in this Agreement or any Supplement:" in the first sentence thereof in its entirety and inserting in its place the following:

If so provided in any Supplement:

		SECTION 17.	Amendment of Section 13.02.  Subsection 13.02(c) is
hereby amended by deleting the reference to the "principal executive office"
in first sentence thereof in its entirety and inserting in its place "chief executive office."


		SECTION 18.	Effectiveness.  The amendments provided for by this
Second Amendment shall become effective upon receipt by the Trustee of the following, each of which shall be satisfactory to the Trustee in its sole discretion:

		(a) Notification in writing from each of Moody's and Standard & Poor's to the effect that the terms of this Second Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

		(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 18(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

		(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Second Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

		(d) Counterparts of this Second Amendment, duly executed by the parties hereto.


		SECTION 19. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Second Amendment. This Second Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Second Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.


		SECTION 20. Counterparts. This Second Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.


		SECTION 21. Governing Law. THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


		SECTION 22. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.


		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Second Amendment to be duly executed by their respective officers as of the day and year first above written.

						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer

						By:  Elizabeth T. Kelly ______________
						   Name: Elizabeth T. Kelly
						   Title:	 Vice President

						THE BANK OF NEW YORK,
						  Trustee


						By:  Reyne A. Macadaeg ____________
	   					   Name: Reyne A. Macadaeg
						   Title: Assistant Vice President

(..continued)





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